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                        AGREEMENT AND ARTICLES OF MERGER



         AGREEMENT AND ARTICLES OF MERGER, dated this 14th day of February, 1994, by and between FPA New Income, Inc., a Maryland corporation (hereinafter called the "Maryland Corporation" or the "Surviving Corporation") and FPA New Income, Inc., a Delaware corporation (hereinafter called the "Delaware Corporation"), said corporations sometimes collectively called the "Constituent Corporations".

         WHEREAS, the Maryland Corporation is a corporation duly organized and validly existing under the laws of the State of Maryland, has authorized capital stock consisting of 100,000,000 common shares, having a par value of $0.01 per share, and owns no interest in land in the State of Maryland; and

         WHEREAS, the Maryland Corporation is a wholly-owned subsidiary of the Delaware corporation; and

         WHEREAS, the Delaware corporation is a corporation duly organized and validly existing under the laws of the State of Delaware, has authorized capital stock consisting of 20,000,000 common shares, having a par value of $1.00 per share, and owns no interest in land in the State of Maryland; and

         WHEREAS, the principal office of the Maryland Corporation in the State of Maryland is c/o CT Corporation System, 32 South Street, Baltimore, Maryland 21202. Its principal place of business is 11400 West Olympic Boulevard, Los Angeles, California 90064; and

         WHEREAS, the principal office of the Delaware Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. Its principal place of business is 11400 West Olympic Boulevard, Los Angeles, California 90064; and

         WHEREAS, the Board of Directors of each of the Constituent Corporations has adopted this Agreement and Articles of Merger as a Plan of Reorganization intended to qualify as such under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Constituent Corporations and their respective Boards of Directors deem it advisable and to the advantage of the Constituent Corporations and their respective stockholders that the Delaware Corporation be merged with and into the Maryland Corporation, with the Maryland Corporation being the Surviving Corporation, under and pursuant to the laws of the State of Delaware and the State of Maryland on the terms and conditions herein contained.

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         NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions herein contained, the parties hereto agree to the terms and conditions of the foregoing merger and the mode of carrying the same into effect as follows:


                                    ARTICLE I

         1.1 The Delaware Corporation and the Maryland Corporation agree that at the Effective Time of the merger, as defined in Section 1.2 below, the Delaware Corporation shall be merged with and into the Maryland Corporation, and the Maryland Corporation shall be the Surviving Corporation and shall be governed by the laws of the State of Maryland.

         1.2 The merger shall become effective at the time and date that the later of the following two events has occurred: (i) the filing of this Agreement and Articles of Merger (the "Agreement") with the State Department of Assessments and Taxation for the State of Maryland in accordance with the provisions of Section 3-113 of the Maryland General Corporation Law, and (ii) the acceptance of this Agreement for filing by the Secretary of the State of Delaware in accordance with Section 252 of the Delaware General Corporation Law. The date and time when the merger shall become effective are referred to herein as the "Effective Time".

         1.3 The Articles of Incorporation of the Maryland Corporation in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation of the Surviving Corporation, until amended in the manner provided in the By-Laws and in the Maryland General Corporation Law.

         1.4 The By-Laws of the Maryland Corporation in effect immediately prior to the Effective Time of the merger shall continue to be the By-Laws of the Surviving Corporation, until amended in the manner provided in the By-Laws and in the Maryland General Corporation Law.

         1.5 The persons who constitute the Board of Directors of the Maryland Corporation immediately prior to the Effective Time shall constitute the Board of Directors of the Surviving Corporation and shall hold office until the next annual meeting of stockholders of the Surviving Corporation or until their respective successors are elected and qualified, provided that they are elected by the stockholders of the Delaware Corporation at the 1994 Annual Meeting of Stockholders of the Delaware Corporation (the "1994 Annual Meeting").

         1.6 The persons who serve as the officers of the Maryland Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the next annual meeting


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of directors of the Surviving Corporation or until their respective successors are elected and qualified.

         1.7 Ernst & Young, the independent accountants of the Delaware Corporation immediately prior to the Effective Time, shall serve as independent accountants to the Surviving Corporation to report upon the financial condition of the Surviving Corporation for the fiscal year ending September 30, 1994, provided the appointment of Ernst & Young is approved by the stockholders of the Delaware Corporation at the 1994 Annual Meeting.


                                   ARTICLE II

         2.1 The manner and basis of converting the issued and outstanding shares of the common stock of the Delaware Corporation into the shares of the Surviving Corporation shall be as hereinafter set forth in this Article II.

         2.2 Each share or fraction thereof of common stock of the Maryland Corporation issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, forthwith cease to exist and be canceled.

         2.3 Each share or fraction thereof of common stock of the Delaware Corporation issued and outstanding immediately prior to the Effective Time shall thereupon be converted, without any action on the part of the holder thereof, into an equal number of whole and fractional shares of common stock of the Surviving Corporation. Each certificate representing shares of the Delaware Corporation shall represent the same number of shares of the Surviving Corporation subject to the right of each holder of a stock certificate representing shares of the Delaware Corporation to surrender the same to the Surviving Corporation and to receive in exchange therefor a certificate representing an equal number of shares of common stock of the Surviving Corporation. Each such share of common stock of the Surviving Corporation issued pursuant to this paragraph shall be fully paid and non-assessable.

         2.4 Any transfer taxes payable upon issuance of shares of common stock of the Surviving Corporation in a name other than that of the registered holder of the shares of the Delaware Corporation entitled to receive the same shall be paid by the person to whom such shares are to be issued.


                                   ARTICLE III

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         3.1 At the Effective Time, the separate existence of the Delaware
Corporation shall cease, except to the extent, if any, continued by statute, and all the assets, rights, privileges, powers and franchises of the Delaware Corporation and all debts due on whatever account to it, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all such assets, rights, privileges, powers and franchises, and all and every other interest of the Delaware Corporation shall be thereafter effectually the property of the Surviving Corporation as they were of the Delaware Corporation; and the title to and interest in any real estate vested by deed, lease or otherwise, unto either of the Constituent Corporations, shall not revert or be in any way impaired. The Surviving Corporation shall be responsible for all of the liabilities and obligations of the Delaware Corporation, but the liabilities of the Constituent Corporations or of their stockholders, directors, or officers, shall not be affected by this merger, nor shall the rights of the creditors thereof or any persons dealing with such corporation or any liens upon the property of such corporations, be impaired by this merger, and any such claim existing or action or proceeding pending by or against either Constituent Corporation may be prosecuted to judgment as if this merger had not taken place, or the Surviving Corporation may be proceeded against or substituted in place of the Delaware Corporation. Except as otherwise specifically set forth in this Agreement, the identity, existence, purposes, powers, franchise, rights, immunities and liabilities of the Maryland Corporation shall continue unaffected and unimpaired by the merger.

         3.2 All corporate accounts, plans, policies, resolutions, approvals, and authorizations of stockholders, Board of Directors, Committees of the Board of Directors, and agents of the Delaware Corporation that are in effect immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, resolutions, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Delaware Corporation.

         3.3 In case at any time after the Effective Time the Surviving Corporation shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to vest in or confirm to the Surviving Corporation full title to all cash and securities and other properties, assets, rights, privileges and franchises of the Constituent Corporations, the officers and directors of the Constituent Corporations, at the expense of the Surviving Corporation, shall execute and deliver all such instruments and take all such action as the Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all such cash and securities and other properties, assets, rights, privileges and franchises and otherwise to carry out the purpose of this Agreement.

         3.4 The Surviving Corporation hereby (1) agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of the Delaware


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Corporation, as well as for the enforcement of any obligation of the Surviving
Corporation arising from the merger herein provided, including any suit or proceeding to enforce the right, if any, of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, (2) irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings, and (3) specifies the following as the address to which a copy of such process shall be mailed by the Secretary of State of Delaware: FPA New Income, Inc., 11400 West Olympic Boulevard, Los Angeles, California 90064, Attention: Corporate Secretary.


                                   ARTICLE IV

         4.1 Each of the Constituent Corporations represents and warrants to and agrees with the other that:

                  (a) Such Corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is, or will be, duly qualified as a foreign corporation in the State of California.

                  (b) Such Corporation has full power and authority to carry on its business as it is presently being conducted and to enter into the merger contemplated hereby.

                  (c) There is no suit, action or legal or administrative proceeding pending, or to its knowledge threatened, against it which, if adversely determined, might materially and adversely affect its financial condition or the conduct of its business.

                  (d) At the Effective Time, consummation of the transactions contemplated hereby will not result in the breach of, or constitute a default under, any agreement or instrument by which it is bound.

                  (e) All of its presently outstanding shares, if any, are validly issued, fully paid and non-assessable.

                  (f) Immediately prior to the Effective Time, such Corporation will have good, marketable and unencumbered title to its cash, securities and other assets.


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                                    ARTICLE V

         5.1 The obligation of each of the Constituent Corporations to effectuate the merger hereunder shall be subject to the following conditions:

                  (a) The representations and warranties of each Constituent Corporation contained herein shall be true as of and at the Effective Time with the same effect as though made as of and at such date, and each Constituent Corporation shall have performed all obligations required by this Agreement to be performed by it prior to the Effective Time; and each Constituent Corporation shall have delivered to the other a certificate dated as of the Effective Time signed by its Chairman, President or Vice President and by its Secretary or Treasurer to the foregoing effect.

                  (b) Each Constituent Corporation shall have delivered to the other a certified copy of the resolutions of its Board of Directors approving this Agreement, which resolutions shall be adopted by at least a majority vote of its directors, including a majority of its directors who are not "interested persons" of the Delaware Corporation as that term is defined in the Investment Company Act of 1940 (the "1940 Act").

                  (c) The Securities and Exchange Commission ("SEC") shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the merger under Section 25(c) of the 1940 Act.

                  (d) No legal, administrative or other proceedings shall have been instituted or threatened between the date of this Agreement and the Effective Time seeking to restrain or otherwise prohibit the merger.

                  (e) The holders of a least a majority of the outstanding shares of common stock of the Delaware Corporation shall have voted in favor of the adoption of this Agreement and the merger contemplated hereby at the annual meeting of stockholders, and the holders of the outstanding shares of the Maryland Corporation shall have approved the adoption of this Agreement and the merger contemplated hereby by written consent or at an annual or special meeting of shareholders.

                  (f) Each Constituent Corporation shall have received an opinion of counsel, from O'Melveny & Myers, substantially to the effect that:


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                           (1) The merger of the Delaware Corporation into the
         Maryland Corporation will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code and each Constituent Corporation will be a party to the reorganization within the meaning of
         Section 368(b) of the Code;

                           (2) No gain or loss will be recognized to the Delaware Corporation upon the transfer of its assets to, and assumption of its liabilities by, the Maryland Corporation;

                           (3) The basis of the assets of the Delaware
         Corporation received by the Maryland Corporation will be the same as the basis of such assets in the hands of the Delaware Corporation immediately prior to the merger;

                           (4) The holding period of the assets of the Delaware Corporation received by the Maryland Corporation will include the period during which such assets were held by the Delaware Corporation;

                           (5) No gain or loss will be recognized by the Maryland Corporation upon its receipt of the assets of the Delaware Corporation;

                           (6) No gain or loss will be recognized by the stockholders of the Delaware Corporation upon their receipt of common stock of the Surviving Corporation as a consequence of the merger;

                           (7) The basis of the shares of common stock of the Surviving Corporation received by stockholders of the Delaware Corporation will be the same as the basis of the shares of the Delaware Corporation surrendered by such stockholders;

                           (8) The holding period of the shares of common stock of the Surviving Corporation received by stockholders of the Delaware Corporation will include the holding period of such shares of common stock of the Delaware Corporation as are surrendered by such stockholders provided that such shares of the Delaware Corporation were held as a capital asset at the Effective Time; and

                           (9) The accumulated earnings and profits of the Delaware Corporation will become earnings and profits of the Maryland Corporation available for the subsequent distribution of dividends within the meaning of Section 316 of the Code.


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                  (g) Each Constituent Corporation shall have received an
         opinion (or opinions) of counsel in form and substance satisfactory to it to the effect that:

                           (1) the corporate existence, good standing and authorized common stock of each Constituent Corporation are as stated or referred to in this Agreement;

                           (2) the shares of common stock of the Surviving Corporation to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued and delivered as provided herein, will have been validly issued, fully paid and non-assessable;

                           (3) all corporate proceedings required to be taken by or on the part of each Constituent Corporation to authorize and carry out this Agreement and to effect the merger contemplated hereby have been duly and properly taken; and

                           (4) this Agreement is the legal, valid and binding obligation of each Constituent Corporation enforceable against it in accordance with its terms.


                                   ARTICLE VI

         6.1 The Maryland Corporation agrees that this Agreement shall be submitted to its stockholders for approval by unanimous written consent on or before May 9, 1994, or o such other date as its Board of Directors shall approve.

         6.2 The Delaware Corporation agrees that this Agreement shall be submitted to its stockholders for approval at a meeting duly called and held on May 9, 1994, or on such other date as its Board of Directors shall approve. If this Agreement is adopted by the affirmative vote of a least a majority of the outstanding shares of common stock of the Delaware Corporation at such meeting and by the stockholders of the Maryland Corporation pursuant to Section 6.1, then this Agreement, properly executed and acknowledged and accompanied by such other certificates or documents as may be required by law, shall (if not terminated or abandoned pursuant to Article VII hereof) be filed and recorded as provided under the laws of Delaware and Maryland.

         6.3 If the merger contemplated hereby is consummated and made effective, all expenses incurred by either the Constituent Corporation in connection with this Agreement shall be paid by the Surviving Corporation. If such merger is not consummated, each of the Constituent Corporations shall bear such expenses as have been separately incurred by it. Neither of the Constituent Corporations


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shall pay the expenses, if any, of its stockholders arising out of the merger.


                                   ARTICLE VII

         7.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the merger abandoned at any time (whether before or after adoption hereof by the stockholders of the Delaware Corporation) prior to the Effective Time:

                  (a) by mutual consent of the Constituent Corporations;

                  (b) by either of the Constituent Corporations if any condition set forth in Article V hereof has not been fulfilled or waived by it; or

                  (c) by either of the Constituent Corporations if the merger shall not have become effective on or before December 31, 1994.

         7.2 An election by a Constituent Corporation to terminate this Agreement and abandon the merger shall be exercised by its Board of Directors.

         7.3 In the event of termination of this Agreement pursuant to the provisions hereof, the same shall, without any liability on the part of either of the Constituent Corporations or persons who are its directors, officers, or stockholders in respect of this Agreement, become void and have no effect, provided that this provision shall not protect any director or officer of either of the Constituent Corporations against any liability to such corporation or its stockholders to which they would otherwise be subject by reason of will misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.

         7.4 At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the Constituent Corporation entitled to the benefit thereof by action by its Board of Directors or its President, if, in the judgment of the Board of Directors or President taking such action, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the stockholders of the Constituent Corporation on behalf of which such action is taken.


                                  ARTICLE VIII


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         8.1 The respective representations and warranties of the Constituent
Corporations contained in Article IV hereof shall expire with, and be terminated by, the merger contemplated by this Agreement, and neither the respective Constituent Corporations nor any of their directors or officers shall be under any liability with respect to any such representation or warranties after the Effective Time. This provision shall not protect any director or officer of either of the Constituent Corporations against any liability to such corporation or to its stockholders to which they would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of their office.


                                   ARTICLE IX

         9.1 This Agreement embodies the entire agreement between the parties, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein or herein provided for.

         9.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of such counterparts together shall constitute but on instrument.


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         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Agreement and Articles of Merger to be executed on its behalf by its President or Vice President and attested to by its Secretary or Assistant Secretary all as of the day and year first written above.

                                             FPA NEW INCOME, INC.
                                             a Delaware corporation

(Corporate Seal)

                                             By   /s/ Robert L. Rodriguez
                                               --------------------------------
                                                 Robert L. Rodriguez, President

Attest:



By:    /s/ Sherry Sasaki
   -------------------------------
     Sherry Sasaki, Secretary



                                             FPA NEW INCOME, INC.
                                             a Maryland corporation

(Corporate Seal)

                                             By   /s/ Robert L. Rodriguez
                                               --------------------------------
                                                 Robert L. Rodriguez, President

Attest:



By:    /s/ Sherry Sasaki
   -------------------------------
     Sherry Sasaki, Secretary


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